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August 31, 1995
Board of Directors
Consolidated Products, Inc.
500 Century Building
36 South Pennsylvania St.
Indianapolis, Indiana 46204

Gentlemen and Ms. Aramian:

    We have acted as counsel to Consolidated Products, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 73,205 shares of Common Stock, $.50 stated value, of the Company (the "Common Stock") which are subject to issuance upon the exercise of a Warrant dated September 26, 1991, held by Ladenburg, Thalmann & Co. Inc. (the "Warrant").

    In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate and other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

        1. The Company's Articles of Incorporation, together with all amendments thereto;

        2. A current Certificate of Existence from the Secretary of State of Indiana relating to the Company;

        3.  The Bylaws of the Company as amended to date;

        4.  The Warrant;

        5.  A specimen certificate representing the Common Stock; and

        6.  The Registration Statement.

    We also have relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

    For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or other copies; (ii) that the Common Stock, when issued to Ladenburg, Thalmann & Co. Inc. ("Ladenburg"), will be issued pursuant to the terms of the Warrant; and (iii) that no changes will occur in the applicable law or the pertinent facts before the issuance of the Common Stock.

    Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Common Stock, when issued, will be validly authorized, legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

                                          Very truly yours,

                                          /s/ ICE MILLER DONADIO & RYAN
                                          --------------------------------------
                                          Ice Miller Donadio & Ryan

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